Exhibit 10.28

[ORACLE USA, INC. LETTERHEAD]

November 3, 2005

Gregory B. Maffei

Re:	Resignation Agreement

Dear Greg:

This Resignation Agreement (“Agreement”), upon your signature, will constitute the agreement between you and Oracle Corporation/Oracle USA, Inc (“Oracle”), regarding the terms of your resignation from employment with Oracle.

You represent and warrant and reconfirm that you are not aware of any circumstances at Oracle involving Oracle or any officer, director or employee of Oracle giving you any reason or cause to believe that Oracle, or any officer, director or employee of Oracle, have engaged in unlawful or unethical conduct or conduct concerning which you have a legal obligation to report to Oracle Board of Directors or any committee thereof. You also agree that Oracle has paid to you all amounts due to you including salary and accrued vacation pay.

Oracle and you agree that your employment with Oracle will end on the date you execute this Agreement, comply with the procedure set forth herein for your resignation, and this Agreement and your resignation are accepted by Oracle. Your delivery to me by fax, e-mail or personal delivery, of a copy of this Agreement, signed by you on the date of delivery, together with your letter of resignation, will effect your resignation from Oracle upon Oracle’s acceptance. You agree that your resignation is not and shall not be deemed to be a resignation for “Good Reason” under the terms of the Offer Letter Employment Agreement dated June 20, 2005 as amended on September 8, 2005 (the “Offer Letter Employment Agreement”). You further agree that you will institute no action against Oracle under or claiming a violation of the Offer Letter Employment Agreement.

Oracle and you agree as follows:

1. Your resignation will be accepted by Oracle and be effective as of November 15, 2005.

2. Except as set forth herein, you agree to unconditionally and forever release and discharge, Oracle Corporation, Oracle USA, Inc., and all of their subsidiaries, related entities, officers, directors, agents and employees, and the officers, directors, agents or employees of all related entities and subsidiaries, and each of them (collectively “Releases”), of and from any and all debts, claims, liabilities, demands and causes of action of every kind, nature and description, whether known or unknown, including, but not limited to, any claim for stock options, stock option vesting, severance pay, benefits, bonuses, claims arising in contract or tort, claims under federal, state or local law, which you have, or may have, or could assert against Releases or any of them as of the date on which you sign this Agreement, including, but not limited to, any claims arising out of or connected with your employment or the termination of your employment with Oracle. Except as set forth herein, this release of claims shall expressly include a waiver of any rights you may have, including rights to severance pay, under the Offer Letter Employment Agreement. This release of claims shall not apply to claims you have or may have for unemployment insurance benefits, state disability compensation, claims for any vested benefits under any Oracle-sponsored benefit plan, worker’s compensation, or for indemnification for claims asserted against you which arise out of the course and scope of your employment with Oracle, or by statute, corporate bylaws or Board of Directors resolution. This release of claims shall not be deemed to constitute a waiver of your right under Oracle policy to be reimbursed for reasonable business expenses incurred through your last day of employment. Additionally, this release shall not preclude you from filing a charge with the U.S. Equal Employment Opportunity Commission, nor shall it be deemed to constitute a waiver of your rights, if any, under the Age and Discrimination in Employment Act. Oracle represents that it has no present intention of bringing any claim against you, nor is it presently aware of any basis upon it could assert a claim against you.

3. Oracle and you agree that this Agreement will be interpreted and enforced under California law and that it is being entered in California. It is further understood and agreed that as part of the consideration and inducement for the offer of this Agreement, you specifically waive the provisions of section 1542 of the California Civil Code, which states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

4. You agree to preserve as confidential and not to use or disclose any Oracle trade secrets, confidential information, data, or other proprietary information, relating to its technology, customers, products, business plans, financial or organizational information or other subject matter pertaining to the business of Oracle or any of its customers or licensees from this day forward. The provisions of the Proprietary Information Agreement which you signed on June 21, 2005, which survive the termination of employment, except as modified by Paragraph 7 hereof, will continue to remain in full force and effect. You agree that within seven (7) days following the effective date of this Agreement you will return to Oracle all documents (in any form of media), equipment, and Oracle property (other than the cell phone) which came into your possession while employed at Oracle.

5. You agree that you will not disparage or defame Oracle, or any officer, director or employee of Oracle. Oracle agrees that it will not issue any public announcements in which you are disparaged or defamed and that its senior executive officers will not disparage or defame you.

6. You agree that for one year following the termination of your employment, you will not directly or indirectly, by your own acts or through others whom you direct to do so, solicit any employee of Oracle to leave their employment with Oracle.

7. You and Oracle acknowledge that no promise, inducement or other agreement not expressly contained in this Agreement has been made conferring any benefit upon you; that this Agreement contains the entire agreement between you and Oracle with respect to any benefit conferred upon you; and that, with the exception of the Proprietary Information Agreement referenced in Paragraph 3 above, all prior agreements, understandings, oral agreements and writings between you and Oracle are expressly superseded by this Agreement and are of no further force and effect. Any modification to this Resignation Agreement must be in writing and signed by you and me, or my successor or designee. If any provision or term of this Agreement is found by a court of competent jurisdiction to be void or unenforceable, the remainder of this Agreement shall remain in effect without reference to such void or unenforceable provision or term.

8. For breach of this Agreement, the non-breaching party shall be entitled to pursue any and all remedies which may be available to it. The prevailing party in any action in which a breach or unenforceability of this Agreement is alleged shall be entitled to an award of all expenses, costs and attorneys’ fees incurred in defense or prosecution of such action. Any action alleging a breach of this Agreement or challenging its validity must be brought in San Mateo County Superior Court.

This Agreement will be effective when you have signed and delivered it and it may not be revoked by you after you sign and deliver it.

Sincerely,

/s/ Joyce Westerdahl
Joyce Westerdahl
Senior Vice President, Human Resources

By signing this Resignation Agreement, I acknowledge that I have read this Agreement carefully, and consulted with attorneys of my choice. I understand the terms of this Resignation Agreement and the significance of the waivers that I have made, and I am signing this Resignation Agreement voluntarily and without coercion. I agree to be bound by the terms of this Resignation Agreement.

/s/ Gregory B. Maffei	Date:	11/3/05
Gregory B. Maffei

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